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                                                                 EXHIBIT 4.3

                                 CONSULTING AGREEMENT


          This Consulting Agreement ("Agreement") is made and entered into as of April 20, 1998 (the "Effective Date"), by and between You Bet International, Inc., a Delaware corporation (the "Company"), and Robert N. Weingarten ("Consultant").

                                   R E C I T A L S

          A. The Company desires to retain the services of Consultant pursuant to the terms hereof, as its Chief Financial Officer and financial advisor.

          B. Consultant desires to perform, and the Company is willing to have Consultant perform, such services as an independent contractor to the Company.

               NOW, THEREFORE, the parties hereto hereby agree as follows:

               1. SERVICES. Consultant agrees to serve on a part time basis as the Company's Chief Financial Officer and financial advisor. Consultant shall devote such time as reasonably necessary to complete such services.

               2. TERM. The term of this Agreement shall commence as of the Effective Date and shall thereafter continue on a month to month basis, it being understood that either party may terminate this Agreement upon no less than thirty (30) days notice unless terminated earlier in accordance with its terms.

               3. COMPENSATION. As compensation for the performance of the Services, the Company shall pay Consultant such amounts as Consultant and the Company agree based upon the time spent by Consultant in performing the Services hereunder. In addition, the Company hereby grants to Consultant options (the "Options") to purchase 25,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. All Options will vest as of the Effective Date of this Agreement and shall expire on the first anniversary of the Effective Date. Company shall use its best efforts to file a registration statement on Form S-8 covering the Shares of Common Stock issuable upon the exercise of the Options.

               4. EXPENSES. The Company shall reimburse Consultant for any expenses incurred by Consultant in performing the Services subject to Consultant providing receipts or other documentation that evidences such expenses.

               5. TERMINATION. Either party hereto shall have the right to terminate this Agreement in the event of a breach by the other party if such breach continues uncured for a period of five days after the breaching party is given written notice thereof by the non-breaching party. Notwithstanding the foregoing sentence, the Company may immediately terminate this Agreement upon notice to Consultant if


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Consultant breaches any provision of Section 7 below. The election by the
Company to terminate this Agreement shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any such termination.

               6.        RELATIONSHIP OF PARTIES.

                    6.1 INDEPENDENT CONTRACTOR. Consultant is an independent contractor and is not an agent, partner or employee of the Company. Consultant shall perform the Services under the general direction of the Company, but Consultant shall determine, in Consultant's sole and exclusive discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant shall at all times comply with applicable law.

                    6.2 EMPLOYMENT TAXES AND CONTRIBUTIONS. Consultant shall report as income all compensation received by Consultant under this Agreement. The Company shall not withhold any federal, state or local taxes or make any contributions on behalf of Consultant relating to the compensation received by Consultant under this Agreement.

                    6.3 NO BENEFITS. Because Consultant is engaged as an independent contractor and not as an employee of the Company, the Company shall not provide Consultant with any form or type of benefits, including, but not limited to, health, life or disability insurance.

               7.        CONFIDENTIAL INFORMATION.

                    7.1 "CONFIDENTIAL INFORMATION". For purposes of this Agreement, the term "Confidential Information" shall include, but not be limited to (i) information concerning the operation, business and finances of the Company and the Company's affiliates, (ii) the identity of customers and suppliers of the Company and the Company's affiliates, (iii) techniques and processes known or used by the Company and the Company's affiliates,
(iv) pending patent applications and unpublished software owned or licensed to the Company and the Company's affiliates, and (v) other information and trade secrets which are of great value to the Company and the Company's affiliates, which information and trade secrets are generally not known other than by the Company and the Company's affiliates.

                    7.2 MAINTENANCE OF CONFIDENTIALITY. Consultant acknowledges that maintaining the confidentiality of all Confidential Information is critically important to the Company and that Consultant has a fiduciary duty to maintain the confidentiality of the Confidential Information. In addition, Consultant understands

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that his agreement to maintain the confidentiality of all Confidential
Information is a material inducement to the Company in executing this Agreement.

                    7.3 NO USE OR DISCLOSURE. Without the Company's prior written consent in each instance, Consultant agrees not to use or disclose, directly or indirectly, any Confidential Information in any manner, at any time, other than as expressly required by the Company in connection with the services Consultant performs under this Agreement.

                    7.4 RESTRICTION ON REMOVAL AND DUPLICATION. Consultant agrees not to remove, reproduce, summarize or copy any Confidential Information except as expressly required by the Company in connection with the performance of his Services under this Agreement. Consultant agrees to return immediately all Confidential Information (including any copies thereof) to the Company (i) once such Confidential Information is no longer required for Consultant to perform its services for the Company, (ii) when this Agreement expires or is earlier terminated under any circumstances whatsoever or
(iii) whenever the Company may otherwise require that such Confidential Information be returned.

                    7.5 RETURN OF DOCUMENTS. Consultant agrees that all manuals, documents, files, media storage devices, reports, studies and other materials used or developed by the Company, whether are not deemed Confidential Information, are solely the property of the Company and that Consultant has no right, title or interest therein. Upon the expiration or earlier termination of this Agreement or whenever requested by the Company, Consultant shall promptly deliver such property in his possession to the Company.

                    7.6 SURVIVAL. The covenants and agreements of Consultant contained in this Section 7 shall be deemed to be effective as of the date such person first acquired knowledge of any Confidential Information and shall survive the expiration or earlier termination of this Agreement.

                    7.7 INJUNCTIVE AND OTHER EQUITABLE RELIEF. Consultant acknowledges that his breach of any provision of this Section 7 will cause the Company great and irreparable harm, for which it will have no adequate remedy at law, and that, in addition to all other rights and remedies the Company may have, the Company shall be entitled to injunctive and other equitable relief to prevent a breach or continued breach of the provisions of this Section 7.


               8. ARBITRATION. Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in Los Angeles, California, in

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accordance with the Commercial Arbitration Rules of the American Arbitration
Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen.

               9.        GENERAL.

                    9.1 ASSIGNMENT. Consultant shall not assign Consultant's rights or delegate Consultant's duties under this Agreement either in whole or in part without the prior written consent of the Company. The Company shall have the right to assign its rights and delegate its duties under this Agreement in whole or in part without the consent of Consultant.

                    9.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                    9.3 ATTORNEYS' FEES. If any litigation, arbitration or other legal proceeding relating to this Agreement occurs between the parties hereto, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses, including attorneys' fees and costs incurred in such litigation, arbitration or proceeding.

                    9.4 SEVERABILITY. If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision or this Agreement legal, valid or otherwise enforceable, such provision shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the parties hereto insofar as that is possible.

                    9.5 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

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               Company:

                         You Bet International, Inc.
                         1950 Sawtelle Boulevard
                         Suite 180
                         Los Angeles, California 90035
                         Attention:  David M. Marshall
                         Fax Number: (310) 444-3310


               Consultant:

                         Robert N. Weingarten
                         5439 Lockhurst Drive
                         Woodland Hills, California 91367
                         Fax Number:  (818) 704-4215


All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

                    9.6 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, written or oral, between them concerning such subject matter.

                    9.7 AMENDMENT, MODIFICATION AND WAIVER. This Agreement and its provisions may not be amended, modified or waived except in a writing signed by Consultant and the Company.

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                    9.8       CONSTRUCTION.  The normal rule of construction
that an agreement shall be interpreted against the drafting party shall not apply to this Agreement. In this Agreement, whenever the context so requires, the masculine, feminine or neuter gender, and the singular or plural number or tense, shall include the others.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.

You Bet International, Inc.


By: /s/  David M. Marshall           By:   /s/   Robert N. Weingarten
   ------------------------             ---------------------------------
        David M. Marshall                    Robert N. Weingarten
Title:  President and                Title:  Consultant
        Chief Executive Officer






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